Exhibit 5.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

VersaBank (the “Bank”)

We consent to the use of our report dated December 6, 2022, on the consolidated financial statements of the Bank, which comprise the consolidated balance sheet as at October 31, 2022, the consolidated statements of income and comprehensive income, changes in equity and cash flows for the year then ended, and the related notes, which is incorporated by reference in the Registration Statement on Form F-10/A dated November 22, 2024 of the Bank.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

November 22, 2024

Toronto, Canada